UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) /
OF THE SECURITIES EXCHANGE ACT OF 1934

June 30, 2008
Date of report (Date of earliest event reported)

VEMICS, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Nevada	95-4696799
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

000-52765
{Commission File Number}

523 Avalon Gardens Drive, Nanuet, New York 10954
(Address of principal executive offices) (Zip Code)

(845) 371-7380
(Registrant’s Telephone Number, Including Area Code)

      Check the appropriate box below if the Form 8-K filing is intended to satisfy simultaneously the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.    Corporate Governance and Management

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 30, 2008, Thomas J. Owens resigned as Chief Financial Officer (principal financial officer) of Vemics, Inc. (the “Company”) to pursue other business and personal interests.  Mr. Owens will continue to serve the Company as a consultant to assist with the completion of the Company’s yearend financial statements and the preparation of the Company’s Form 10-K.

Effective as of the same date, the Company appointed Mr. Craig Stout, its current Chief Operating Officer, to act as the Company’s interim Chief Financial Officer while the Company conducts a search for Mr. Owens’ replacement.  Mr. Stout will not receive additional compensation or benefits for his new role as the interim Chief Financial Officer.

Mr. Stout, age 40, has served as Chief Operating Officer of the Company since November 2005.  Mr. Stout has 20 years of operational and corporate finance experience across multiple industries.  Before joining Vemics, Mr. Stout consulted to the international reinsurance firm, Renaissance Reinsurance in Hamilton, Bermuda working on operation projects including assisting in managing Sarbanes Oxley compliance.  In addition, from 2000 to 2005, Mr. Stout worked on a consulting basis to approximately 35 companies in connection with the acceleration and management of their growth through strategic acquisitions, restructuring and refinancing.  From 1989 to 1991, Mr. Stout was employed by Elders IXL in London as part of the strategic business development group where he was part of the European acquisition team that identified businesses of strategic value to Elders interests, initiated acquisitions and developed the execution plans focused on integrating these new businesses into the Elders corporate structure.

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SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vemics, Inc.

July 3, 2008	/s/ Craig Stout
Date	Craig Stout
Chief Operating Officer and Interim Chief Financial Officer

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